SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 16, 2001

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202
(513) 579-7000

-and-

151 West 34th St., New York, New York 10001
(212) 494-1602
Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File No.)	(IRS Id. No.)

Item 5.     Other Events

     On August 15, 2001, Federated Department Stores, Inc. ("Federated") issued a press release announcing its unaudited financial information for the second quarter of fiscal year 2001. A copy of this press release is filed herewith as Exhibit 99 and incorporated herein by this reference.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

(a) and (b)     Not applicable.

(c)     Exhibits.

99     Press release of Federated issued on August 15, 2001.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
FEDERATED DEPARTMENT STORES, INC.

Date: August 16, 2001	/s/ Joel A. Belsky
Joel A. Belsky
Vice President and Controller

 EXHIBIT INDEX

Exhibit
Number

99     Press Release of Federated issued on August 15, 2001.

FEDERATED DEPARTMENT STORES, INC.
Contacts:
Media - Carol Sanger
513/579-7764
News Release	Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED REPORTS SECOND QUARTER E.P.S. OF 43 CENTS

CINCINNATI, Aug 15, 2001 (BUSINESS WIRE) -- Federated Department Stores, Inc. (NYSE:FD)(PCX:FD) today reported net income of $110 million for the second quarter of 2001, an increase of 72 percent over net income of $63 million for the same period last year.

Federated's diluted earnings per share in the second quarter of 2001 were 43 cents, excluding restructuring charges related to the closing of its Stern's department store division and the integration of the newly acquired Liberty House stores into Macy's West. This compares to diluted earnings per share of 30 cents for the second quarter of 2000, which was impacted by escalating credit delinquencies at Fingerhut.

For the first half of 2001, Federated's net income was $168 million compared to $152 million for the first 26 weeks of fiscal 2000. On an earnings-per-share basis, the company reported earnings of 86 cents a diluted share, excluding restructuring charges, compared to 72 cents a diluted share in the same period last year.

James M. Zimmerman, Federated's chairman and chief executive officer, said the company's performance in the quarter reflected the sluggish economy and continuing weakness in retail sales. Zimmerman reiterated the company's comp-sales guidance of minus 1-2 percent for the fall season, and said that in light of the continuing difficult sales environment, earnings for the full year, excluding restructuring charges, now are expected to be in the range of $3.60 to $3.80 a share (50-60 cents a share in the third quarter and $2.20-$2.35 a share in the fourth quarter). This narrows the company's previous guidance of $3.60 to $3.90 a share, the higher end of which does not appear achievable in the current economic climate.

     Operating Income
Operating income for the second quarter of 2001, excluding restructuring charges, was $246 million or 6.6 percent of sales, up 11.9 percent over operating income of $220 million or 5.4 percent of sales for the second quarter of 2000.

For the first half of 2001, operating income excluding restructuring charges was $489 million or 6.5 percent of sales, an increase of 3.5 percent over operating income of $473 million or 5.8 percent of sales in the same period last year.

     Sales
Sales for the second quarter of 2001 totaled $3.732 billion, a decrease of 8.2 percent from total sales of $4.065 billion in the same period last year. This comparison reflects in part the strategic downsizing of Fingerhut and the closing of Stern's. On a comparable-store basis, sales were down 4.8 percent in the second quarter.

For the first 26 weeks of 2001, sales totaled $7.554 billion, a decrease of 6.7 percent from sales of $8.097 billion for the same period a year ago. On a comparable-store basis, sales for the first half of this year decreased 3.1 percent.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $18.4 billion. Federated currently operates more than 450 stores in 34 states, Puerto Rico and Guam under the names of Bloomingdale's, The Bon Marche, Burdines, Goldsmith's, Lazarus, Liberty House, Macy's and Rich's. Federated also operates macys.com, bloomingdales.com, Bloomingdale's By Mail and Fingerhut.

A live webcast of today's second quarter earnings call with analysts can be accessed through the Federated website, beginning at 10:30 a.m. ET. Pre-registration is requested. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call. Weekly sales updates also are available by calling 513/579-7987, or on the Internet at www.federated-fds.com.

(Note: This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words "expect," "plan," "think," "believe" and other similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties. Future results of the operations of Federated could differ materially from historical results or current expectations because of a variety of factors that affect the company, including transaction costs associated with the renovation, conversion and transitioning of company retail stores in regional markets; the outcome and timing of sales and leasing in conjunction with the disposition of company retail store properties; the retention, reintegration and transitioning of displaced company employees; competitive pressures from department and specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, and all other retail channels; and general consumer-spending levels, including the impact of the availability and level of consumer debt, and the effects of weather)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)
13 Weeks Ended		26 Weeks Ended
August 4, 2001	July 29, 2000	August 4, 2001	July 29, 2000
Net Sales	$3,732	$4,065	$ 7,554	$8,097
Cost of Sales:
Recurring (Note 2)	2,251	2,379	4,538	4,774
Inventory valuation adjustments related to Stern's closure	7	-	26	-
Total cost of sales	2,258	2,379	4,564	4,774
Percent to sales	60.5%	58.5%	60.4%	59.0%
Selling, general and administrative expenses	1,235	1,466	2,527	2,850
Percent to sales	33.1%	36.1%	33.5%	35.2%
Restructuring charges (Note 3)	28	-	55	-
Percent to sales	.8%	-%	.7%	-%
Operating Income	211	220	408	473
Percent to sales	5.6%	5.4%	5.4%	5.8%
Interest expense - net	(100)	(108)	(197)	(207)
Income Before Income Taxes	111	112	211	266
Federal, state and local income tax expense (Note 4)	(1)	(49)	(43)	(114)
Net Income	$ 110	$ 63	$ 168	$ 152

Basic Earnings per Share (Note 5)	$ .56	$ .31	$ .85	$ .73
Diluted Earnings per Share (Note 5)	$ .55	$ .30	$ .83	$ .72
Diluted Earnings per Share, excluding restructuring charges (Notes 5 and 6)	$ .43	$ .30	$ .86	$ .72

Notes:

  Because of the seasonal nature of the retail business, the results of operations for the 13 and 26 weeks ended August 4, 2001 and July 29, 2000 (which do not include the Christmas season) are not indicative of such results for the fiscal year.
  Substantially all department store merchandise inventories are valued by the retail method and stated on the LIFO (last-in, first-out) basis, which is generally lower than market. Application of this method did not impact cost of sales for the 13 and 26 weeks ended August 4, 2001 or July 29, 2000. Fingerhut merchandise inventories are stated at the lower of FIFO (first-in, first-out) cost or market.
  Restructuring charges for the 13 and 26 weeks ended August 4, 2001 represent costs and expenses associated with the closure of the Stern's department store division, including severance, advertising and duplicate central office costs, and expenses associated with the Macy's West integration of Liberty House, Inc., primarily duplicate central office costs.
  Income tax expense reflects a $44 million benefit related to the recognition of the effect of the difference between the financial reporting and tax bases of the Company's investment in the Stern's Department Stores, Inc. subsidiary upon disposition.
  Common shares outstanding used in computing basic earnings per share were 194.6 million and 206.6 million for the 13 weeks ended August 4, 2001 and July 29, 2000, respectively, and 196.3 million and 209.7 million for the 26 weeks ended August 4, 2001 and July 29, 2000, respectively. Potential common shares used in computing diluted earnings per share were 199.6 million and 208.5 million for the 13 weeks ended August 4, 2001 and July 29, 2000, respectively, and 201.8 million and 212.4 million for the 26 weeks ended August 4, 2001 and July 29, 2000, respectively.
  Excludes the after income tax impact of the inventory valuation adjustments and the restructuring charges related to the closure of the Stern's department store division and the integration of Liberty House, Inc., as well as the tax benefit associated with the related disposition of Stern's Department Stores, Inc. (See Notes 3 and 4).

FEDERATED DEPARTMENT STORES, INC.
Operating Segment Data (Unaudited) (Note 1)
(millions)

13 Weeks Ended		26 Weeks Ended
August 4, 2001	July 29, 2000	August 4, 2001	July 29, 2000
Net Sales
Department Stores	$3,488	$3,679	$ 7,044	$ 7,252
Fingerhut	244	386	510	845
Total	$3,732	$4,065	$7,554	$8,097

Operating Income
Department Stores:
Recurring	$ 265	$ 413	$ 518	$ 701
Restructuring charges (Note 2)	(33)	-	(75)	-
Total Department Stores	232	413	443	701
Fingerhut	7	(168)	37	(171)
Corporate and other:
Recurring (Note 3)	(26)	(25)	(66)	(57)
Restructuring charges (Note 2)	(2)	-	(6)	-
Total corporate and other	(28)	(25)	(72)	(57)
Total	$ 211	$ 220	$ 408	$ 473

Depreciation and amortization expense
Department Stores	$ 159	$ 151	$ 319	$ 302
Fingerhut	7	8	16	18
Corporate and other (Note 3)	15	23	29	47
Total	$ 181	$ 182	$ 364	$ 367

Notes:

(1) Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

(2) Restructuring charges for the 13 and 26 weeks ended August 4, 2001 represent costs and expenses associated with the closure of the Stern's department store division, including inventory valuation adjustments, severance, advertising and duplicate central office costs, and expenses associated with the integration of Liberty House, Inc., primarily duplicate central office costs.

(3) Corporate and other consists of the income or expense associated with the corporate office and certain items managed on a company-wide basis (e.g., intangibles, financial instruments, investments, retirement benefits and properties held for sale or disposition).
FEDERATED DEPARTMENT STORES, INC.
Consolidated Balance Sheets (Unaudited)
(millions)
	August 4, 2001	February 3, 2001	July 29, 2000

ASSETS:
Current Assets:
Cash	$ 330	$ 322	$ 296
Accounts receivable (Note 1)	3,427	4,072	3,818
Merchandise inventories	3,994	3,812	3,932
Supplies and prepaid expenses	221	200	231
Deferred income tax assets	310	294	183
Total Current Assets	8,282	8,700	8,460
Property and Equipment - net	6,735	6,830	6,757
Intangible Assets - net	942	896	1,703
Other Assets	659	586	655
Total Assets	$16,618	$17,012	$17,575

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 1,151	$ 1,722	$ 1,714
Accounts payable and accrued liabilities	2,903	2,903	2,992
Income taxes	116	244	97
Total Current Liabilities	4,170	4,869	4,803

Long-Term Debt	4,813	4,374	4,452
Deferred Income Taxes	1,306	1,393	1,458
Other Liabilities	559	554	548
Shareholders' Equity	5,770	5,822	6,314

Total Liabilities and Shareholders' Equity	$16,618	$17,012	$17,575

Note:

  Consists of $1,274 million of Fingerhut accounts receivable, net of $483 million of allowance for doubtful accounts and $2,153 million of other Federated accounts receivable, net of $73 million of allowance for doubtful accounts as of August 4, 2001; $1,637 million of Fingerhut accounts receivable, net of $584 million of allowance for doubtful accounts and $2,435 million of other Federated accounts receivable, net of $71 million of allowance for doubtful accounts as of February 3, 2001; and $1,660 million of Fingerhut accounts receivable, net of $511 million of allowance for doubtful accounts and $2,158 million of other Federated accounts receivable, net of $57 million of allowance for doubtful accounts as of July 29, 2000.